Morgan Stanley Multi Cap Growth Trust
Item 77O- Transactions effected pursuant to Rule 10f-3

Securities Purchased: Zynga Inc.
Purchase/Trade Date: 12/15/2011
Size of Offering/shares: 100,000,000 shares
Offering Price of Shares: $10.000
Amount of Shares Purchased by Fund: 201,043 shares
Percentage of Offering Purchased by Fund: 0.201
Percentage of Fund's Total Assets: 0.60
Brokers: Morgan Stanley, Goldman, Sachs & Co., BofA Merrill
Lynch, Barclays Capital, J.P. Morgan, Allen & Company LLC
Purchased from: Goldman Sachs

Securities Purchased: Zynga Inc.
Purchase/Trade Date: 3/28/2012
Size of Offering/shares: 42,969,153 shares
Offering Price of Shares: $12.000
Amount of Shares Purchased by Fund: 71,988 shares
Percentage of Offering Purchased by Fund: 0.168
Percentage of Fund's Total Assets: 0.25
Brokers: Morgan Stanley, Goldman, Sachs & Co., BofA Merrill
Lynch, Barclays Capital, J.P. Morgan, Allen & Company LLC
Purchased from: Goldman Sachs

Securities Purchased: Facebook Inc.
Purchase/Trade Date: 5/17/2012
Size of Offering/shares: 421,233,615 shares
Offering Price of Shares: $38.000
Amount of Shares Purchased by Fund: 553,859 shares
Percentage of Offering Purchased by Fund: 0.131
Percentage of Fund's Total Assets: 6.78
Brokers: Morgan Stanley, JP Morgan, Goldman, Sachs & Co., BofA
Merrill Lynch, Barclays, Allen & Company LLC, Citigroup, Credit
Suisse, Deutsche Bank Securities, RBC Capital Markets, Wells
Fargo Securities
Purchased from: JP Morgan